                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             PRIMIX SOLUTIONS INC.,

                               EXTRIO CORPORATION

                                      AND

                          THE PRINCIPAL STOCKHOLDER OF
                               EXTRIO CORPORATION

                            Dated as of May 11, 2001

SECTION 1.   THE MERGER.....................................................  1

    1.1      The Merger.....................................................  1

    1.2      Closing........................................................  1

    1.3      Effective Time.................................................  1

    1.4      Effect of the Merger...........................................  2

    1.5      Conversion of Securities.......................................  2

    1.6      Consideration..................................................  2

    1.7      Post-Closing Adjustment of the Note Purchase Price.............  4

    1.8      Further Assurances.............................................  5

    1.9      Stockholder Approval and Waiver................................  6

    1.10     Tax Consequences...............................................  6

SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
             THE PRINCIPAL STOCKHOLDER......................................  6

    2.1      Making of Representation and Warranties........................  6

    2.2      Organization and Qualifications of the Company.................  6

    2.3      Capital Stock of the Company; Beneficial Ownership.............  7

    2.4      Subsidiaries...................................................  7

    2.5      Authority of the Company.......................................  7

    2.6      Properties.....................................................  9

    2.7      Financial Statements...........................................  9

    2.8      Taxes.......................................................... 10

    2.9      [Intentionally Omitted]........................................ 11

    2.10     Absence of Certain Changes..................................... 11

    2.11     Ordinary Course................................................ 12

    2.12     Banking Relations.............................................. 13

    2.13     Intellectual Property.......................................... 13

    2.14     Contracts...................................................... 14

    2.15     Litigation..................................................... 16

    2.16     Compliance with Laws........................................... 16

    2.17     Insurance...................................................... 16

    2.18     Warranty or Other Claims....................................... 16

    2.19     Powers of Attorney............................................. 16

    2.20     Finder's Fee................................................... 16


    2.21     Permits; Burdensome Agreements................................. 16

    2.22     Corporate Records; Copies of Documents......................... 17

    2.23     Transactions with Interested Persons........................... 17

    2.24     Employee Benefit Programs...................................... 17

    2.25     Environmental Matters.......................................... 18

    2.26     List of Directors and Officers................................. 18

    2.27     Disclosure..................................................... 19

    2.28     Non-Foreign Status............................................. 19

    2.29     [Intentionally Omitted]........................................ 19

    2.30     Employees; Labor Matters....................................... 19

    2.31     Customers...................................................... 20

    2.32     Stockholder Distribution....................................... 20

SECTION 3.   INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE
             PRINCIPAL STOCKHOLDER.......................................... 20

SECTION 4.   REPRESENTATIONS AND WARRANTIES OF BUYER........................ 21

    4.1      Making of Representations and Warranties....................... 21

    4.2      Organization of Buyer.......................................... 21

    4.3      Capital Stock of Buyer......................................... 21

    4.4      Authority of Buyer............................................. 22

    4.5      Finder's Fee................................................... 22

    4.6      SEC Reports.................................................... 22

    4.7      Disclosure..................................................... 23

SECTION 5.   CONDITIONS..................................................... 23

    5.1      Conditions to the Obligations of Buyer......................... 23

SECTION 6.   REGISTRATION RIGHTS............................................ 26

    6.1      Registrable Securities......................................... 26

    6.2      Shelf Registration............................................. 27

SECTION 7.   RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING................... 30

    7.1      Survival of Warranties......................................... 30

    7.2      Buyer Options.................................................. 31

    7.3      Tax Returns; Tax-Free Reorganization........................... 31

    7.4      Non-Competition; Non-Solicitation.............................. 32

    7.5      Collection of Receivables...................................... 33


    7.6      Daniels & Associates Engagement Agreement...................... 34

    7.7      Employees and Employee Benefits................................ 34

    7.8      Notice of Appraisal Rights..................................... 34

SECTION 8.   INDEMNIFICATION................................................ 34

    8.1      Indemnification by the Principal Stockholder................... 34

    8.2      Limitations on Indemnification by the Principal Stockholder.... 35

    8.3      Indemnification by Buyer....................................... 36

    8.4      Limitation on Indemnification by Buyer......................... 36

    8.5      Notice; Defense of Claims...................................... 36

    8.6      Sole and Exclusive Remedy...................................... 37

SECTION 9.   MISCELLANEOUS.................................................. 37

    9.1      Fees and Expenses.............................................. 37

    9.2      Governing Law.................................................. 38

    9.3      Notices........................................................ 38

    9.4      Entire Agreement............................................... 39

    9.5      Assignability: Binding Effect.................................. 39

    9.6      Captions and Gender............................................ 39

    9.7      Execution in Counterparts...................................... 39

    9.8      Amendments..................................................... 39

    9.9      Severability................................................... 39

    9.10     Publicity and Disclosures...................................... 39

    9.11     Consent to Jurisdiction........................................ 39

    9.12     Specific Performance........................................... 40

    9.13     Third-Party Beneficiary........................................ 40


                                LIST OF EXHIBITS

Exhibit A:     Form of Promissory Note
Exhibit B:     Form of Restricted Stock Agreement
Exhibit C:     Opinion of Counsel for the Company and the Stockholders
Exhibit D:     General Release by the Principal Stockholder
Exhibit E:     General Release by the Company

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2001 (the "AGREEMENT"), by and among PRIMIX SOLUTIONS INC., a Delaware corporation ("BUYER"), EXTRIO CORPORATION, a Delaware corporation (the "COMPANY"), and MICHAEL J. GILBERT (the "PRINCIPAL STOCKHOLDER").

         WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW"), Buyer and the Company desire to enter into a business combination transaction pursuant to which the Company will merge with and into Buyer (the "MERGER") and the stockholders of the Company will receive promissory notes and common stock from Buyer;

         WHEREAS, it is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

         WHEREAS, the Board of Directors of the Company has adopted a resolution approving this Agreement pursuant to Section 251(b) of Delaware Law;

         WHEREAS, the Principal Stockholder (the holder of 99% of the outstanding capital stock of the Company) has adopted this Agreement in accordance with Section 251(c) of Delaware Law; and

         WHEREAS, as a material inducement to the Principal Stockholder to enter into this Agreement, Buyer has agreed to grant the stockholders of the Company (the "STOCKHOLDERS") registration rights with respect to the shares of common stock of Buyer received by the Stockholders pursuant hereto and offer to employ the Principal Stockholder on mutually acceptable terms.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Buyer, the Company, and the Principal Stockholder hereby agree as follows:

SECTION 1.  THE MERGER
            ----------

         1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of Delaware Law, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and Buyer shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

         1.2 CLOSING. The closing of the Merger (the "CLOSING") shall be held on the date hereof at the offices of McDermott, Will & Emery, Boston, Massachusetts (the "CLOSING DATE").

         1.3 EFFECTIVE TIME. As of the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State for the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "EFFECTIVE TIME").

         1.4 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of Delaware Law. Without limiting the generality of the foregoing, and subject to Section 259 of Delaware Law, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Buyer as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, the By-laws of Buyer as in effect immediately prior to the Effective Time shall become the By-laws of the Surviving Corporation and the directors and officers of Buyer as of immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time.

         1.5 CONVERSION OF SECURITIES. At the Effective Time and without any action on the part of Buyer, the Company, the Principal Stockholder or any other holders of any of the securities of any of those corporations:

             (a) each share of the Company's voting and non-voting common stock, par value $.001 per share (the "COMMON STOCK"), issued and outstanding immediately prior to the Effective Time (the "COMPANY SHARES") shall be converted into the right to receive the following consideration in accordance with the provisions of Section 1.6: (i) the Per Share Note Payment (as defined in Section 1.6(a) below) and (ii) the Per Share Stock Payment (as defined in
Section 1.6(b) below);

             (b) each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

             (c) each share of the capital stock of Buyer issued and outstanding or held in treasury immediately prior to the Effective Time shall remain issued and outstanding or so held in treasury without change. Additionally from and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company.

         1.6 CONSIDERATION. The consideration payable to the Stockholders shall consist of the following:

             (a) NOTE CONSIDERATION. Buyer shall pay to the Stockholders an aggregate amount equal to $571,089.69 (the "NOTE PURCHASE PRICE") payable by Buyer by the delivery of promissory notes to the Stockholders in the form attached hereto as EXHIBIT A (the "PROMISSORY NOTES"). At the Closing, Buyer shall duly execute and deliver: (i) a Promissory Note in the principal amount of $565,378.80 to the Principal Stockholder and (ii) a Promissory Note in the principal amount of $5,710.89 to Mark P. Gibelli ("GIBELLI"). Each Promissory Note shall be payable as follows: (i) 50.97% of the principal amount of each Promissory Note plus all accrued interest thereon shall be due on July 2, 2001 and payable in cash and (ii) subject to the Set-off Right (as defined in Section 1.7), 49.03% of the principal amount of each Promissory Note and all accrued interest thereon shall be due on October 1, 2001 and payable, at the election of Buyer, in cash or in shares of common stock, par value $0.001 per share, of Buyer (the "BUYER STOCK"). Notwithstanding the foregoing, to the extent any principal amount due under the Promissory Notes on October 1, 2001 is reduced in connection with the Set-off Right, no interest accrued on the amount that is set-off shall be payable. In the event that Buyer elects to pay any portion of the Promissory Notes in Buyer Stock in accordance with the preceding sentence, Buyer shall deliver to each Stockholder a number of shares of Buyer Stock as is equal to the quotient of (i) 110% of such amount divided by (ii) the Fair Market Value (as hereinafter defined) of a share of Buyer Stock on the Closing Date (as may be equitably adjusted to reflect any stock split, stock dividend, recapitalization, merger, reorganization or similar event affecting the capital stock of Buyer following the Closing Date) and Buyer shall include all such shares in the Shelf Registration (as defined in Section 6.2 hereof). As used in this Agreement, the "PER SHARE NOTE PAYMENT" shall be determined by dividing the Note Purchase Price by the total number of Company Shares outstanding immediately prior to the Effective Time (the "COMPANY SHARE NUMBER"). The "FAIR MARKET VALUE" shall be equal to the average of the closing price of a share of Buyer Stock for the five trading days ending on the trading day immediately preceding the referenced date.

             (b) STOCK CONSIDERATION. The aggregate number of shares of Buyer Stock issuable to the Stockholders pursuant to this Agreement (other than any shares of Buyer Stock issued under Section 1.6(a)) shall be 900,000 (the "PURCHASE SHARES"). At the Closing, Buyer shall issue (i) to the Principal Stockholder a stock certificate or certificates representing 891,000 shares of Buyer Stock registered in the name of the Principal Stockholder and (ii) to Gibelli a stock certificate representing 9,000 shares of Buyer Stock registered in the name of Gibelli. The Purchase Shares may not be re-offered or re-sold other than in conformity with the registration requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or any exemption therefrom. Furthermore, of the Purchase Shares issued to the Principal Stockholder, 267,300 shares of Buyer Stock (the "RESTRICTED SHARES") shall be subject to a repurchase right and certain restrictions on transfer until the first anniversary of the Closing Date pursuant to the terms of the Restricted Stock Agreement in the form attached hereto as EXHIBIT B (the "RESTRICTED STOCK AGREEMENT"). As used in this Agreement, the "PER SHARE STOCK PAYMENT" shall be determined by dividing (x) 900,000 by (y) the Company Share Number.

             (c) DELIVERY OF PROMISSORY NOTES AND STOCK CERTIFICATES. The Promissory Notes representing the Note Purchase Price and the stock certificates representing the Purchase Shares shall be delivered to each Stockholder only upon the surrender by such Stockholder of the stock certificate formerly representing the Company Shares (or, lieu thereof, a lost certificate affidavit in form and substance reasonably acceptable to Buyer). Upon receipt of the Promissory Notes, each of the Stockholders shall acknowledge his understanding and acceptance of the terms thereof, including, without limitation, the Set-off Right under Section 1.7 hereof, by delivering a counter-signed copy of the applicable Promissory Note to Buyer. The effectiveness of each Promissory Note shall be conditioned upon and subject to the delivery to Buyer of the counter-signed copy of such Promissory Note.

         1.7 POST-CLOSING ADJUSTMENT OF THE NOTE PURCHASE PRICE.

             (a) CLOSING DATE BALANCE SHEET. Within one day prior to the Closing Date, the Company shall have delivered to Buyer a balance sheet of the Company as of the close of business on the Closing Date (the "CLOSING DATE BALANCE SHEET") prepared on a pro forma basis and in accordance with U.S. generally accepted accounting principles ("GAAP") which shall include a computation of the Working Capital Deficit (as hereinafter defined) on a pro forma basis (the "PRO FORMA WORKING CAPITAL DEFICIT"). For purposes hereof, "WORKING CAPITAL DEFICIT" means (i) the total current liabilities (excluding all Company Transaction Expenses (as defined in Section 9.1), which expenses shall be assumed and payable by the Principal Stockholder pursuant to Section 9.1) of the Company as of the close of business on the Closing Date determined in accordance with GAAP less (ii) the total current assets (excluding the Stockholder Distribution (as defined in Section 2.32)) of the Company as of the close of business on the Closing Date determined in accordance with GAAP.

             (b) WORKING CAPITAL DEFICIT ADJUSTMENT. By no later than July 2, 2001, Buyer shall prepare and deliver to the Principal Stockholder a statement (the "CLOSING STATEMENT") setting forth a detailed calculation of the Working Capital Deficit. From the date that the Closing Statement is delivered to the Principal Stockholder to the date that the Working Capital Deficit is conclusively determined in accordance with this Section 1.7(b), Buyer shall provide the Principal Stockholder and his agents and representatives reasonable access to all personnel and books and records of the Surviving Corporation relevant to the calculation of the Working Capital Deficit. The Principal Stockholder shall have thirty (30) days after receipt of the Closing Statement to provide Buyer written notice of his objection to any item or calculation contained in the Closing Statement. If the Principal Stockholder does not give Buyer written notice of his objection to the Closing Statement within such 30-day period, such Closing Statement shall be deemed final and conclusive with respect to the determination of the Working Capital Deficit and shall be binding on the parties for such purposes. If, however, the Principal Stockholder objects to any items or calculations contained in the Closing Statement, the Principal Stockholder and Buyer shall attempt in good faith to resolve such objections. If the parties are unable to resolve the Principal Stockholder's objections within ten (10) days following such objection, such objections and Buyer's responses thereto will be submitted to a nationally recognized accounting firm as is mutually agreed upon by the Principal Stockholder and Buyer (the "INDEPENDENT ACCOUNTANT") within ten (10) days of the expiration of such 10-day period. The Independent Accountant shall resolve all such objections, make any necessary revisions to the Closing Statement, and deliver the Closing Statement (as so revised, if applicable) to the Principal Stockholder and Buyer within thirty
(30) days after the expiration of such 10-day period. The Closing Statement, as revised (if applicable) by the Independent Accountant, shall be deemed final and conclusive with respect to the determination of the Working Capital Deficit and shall be binding on the parties for such purposes. The fees and expenses of the Independent Accountant in resolving all such objections shall be borne equally by Buyer and the Principal Stockholder. The Working Capital Deficit as finally determined in accordance with the foregoing procedure shall be referred to herein as the "FINAL WORKING CAPITAL DEFICIT." In the event that the Final Working Capital Deficit is greater than the Pro Forma Working Capital Deficit, then Buyer shall be entitled to set-off the aggregate amount by which the Final Working Capital Deficit exceeds the Pro Forma Working Capital Deficit (the "NEGATIVE WORKING CAPITAL DEFICIT ADJUSTMENT") against the principal amount due on October 1, 2001 under the Promissory

Notes (the "OCTOBER 1 PRINCIPAL PAYMENT") as follows: (i) an amount equal to 99% of the Negative Working Capital Deficit Adjustment shall be set-off against the October 1 Principal Payment due under the Promissory Note issued to the Principal Stockholder and (ii) 1% of the Negative Working Capital Deficit Adjustment shall be set-off against the October 1 Principal Payment due under the Promissory Note issued to Gibelli. To the extent that the Negative Working Capital Deficit Adjustment exceeds the October 1 Principal Payment, Buyer shall be entitled to seek indemnification for such excess pursuant to Section 8.1. In the event that the Pro Forma Working Capital Deficit is greater than the Final Working Capital Deficit, Buyer shall pay to the Stockholders the aggregate amount by which the Pro Forma Working Capital Deficit exceeds the Final Working Capital Deficit (the "POSITIVE WORKING CAPITAL DEFICIT ADJUSTMENT") as follows:
(i) 99% of the Positive Working Capital Deficit Adjustment shall be paid in cash to the Principal Stockholder and (ii) 1% of the Positive Working Capital Deficit Adjustment shall be paid in cash to Gibelli.

             (c) ADJUSTMENT FOR UNBILLED REVENUES. The parties hereto acknowledge that a certain amount of cash and unbilled revenues of the Company for work performed prior to the Effective Time as reflected on the Closing Date Balance Sheet (the "UNBILLED REVENUES") was not distributed to the Stockholders in connection with the Stockholder Distribution to provide for the payment by the Surviving Corporation of certain liabilities of the Company existing prior to Closing as reflected on the Closing Date Balance Sheet. In the event and to the extent that Buyer, using commercially reasonable efforts, is unable to collect the full amount of the Unbilled Revenues by October 1, 2001, Buyer shall be entitled to set-off the amount of any such uncollected Unbilled Revenues (the "UNCOLLECTED REVENUES") against the October 1 Principal Payment due under the Promissory Note issued to the Principal Stockholder. Any accounts receivable of the Surviving Corporation relating to the Uncollected Revenues in respect of which the Surviving Corporation exercised its Set-off Right under this Section 1.7(c) (the "UNCOLLECTED POST-CLOSING RECEIVABLES") shall be assigned to the Stockholders (on a pro rata basis in accordance with each the Stockholder's ownership interests in the Company immediately prior to the Closing) on October 1, 2001 pursuant to an assignment agreement in form and substance reasonably acceptable to the Principal Stockholder. In such event, upon the request of the Principal Stockholder, Buyer shall use commercially reasonable efforts in the ordinary course of its business to collect all Uncollected Post-Closing Receivables until November 30, 2001 and remit to the Principal Stockholder (who shall distribute such payments pro rata to the Stockholders in accordance with their ownership interests in the Company immediately prior to the Closing) any and all payments made by its clients in satisfaction thereof within five (5) business thereafter.

         For purposes of this Agreement, "SET-OFF RIGHT" shall mean the right of Buyer to set-off against the Promissory Notes in accordance with Sections 1.7(b) and 1.7(c) hereof.

         1.8 FURTHER ASSURANCES. The Stockholders from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Company Shares and all rights thereto, and to fully implement the provisions of this Agreement. Buyer from time to time after the Closing at the request of the Principal Stockholder and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as the Principal Stockholder may reasonably require to more effectively transfer and assign to, and vest in, the Stockholders the Receivables (as hereinafter defined) and the Uncollected Post-Closing Receivables and all rights thereto, and to fully implement the provisions of this Agreement.

         1.9 STOCKHOLDER APPROVAL AND WAIVER. The Principal Stockholder agrees that the execution and delivery of this Agreement shall constitute his vote for adoption of this Agreement in accordance with, and his written waiver of any notice required by or appraisal rights with respect to the transactions contemplated hereby arising under, Delaware Law.

         1.10 TAX CONSEQUENCES. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. The parties hereto agree that they will not take a Tax position inconsistent with the foregoing. It is understood that the foregoing does not constitute a representation or warranty by Buyer that the intended treatment of the Merger as a reorganization within the meaning of
Section 368 of the Code will be obtained.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
            PRINCIPAL STOCKHOLDER

         2.1 MAKING OF REPRESENTATION AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Principal Stockholder jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2. The Principal Stockholder shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 2. As used herein, the Company shall be deemed to have "knowledge" of a particular fact or other matter if any of the Principal Stockholder, the General Counsel, the Chief Technology Officer or the Controller of the Company is actually aware, after reasonable inquiry, of such fact or other matter. Any information that is disclosed in any Schedule attached hereto shall be deemed to be disclosed and incorporated into any other Schedule attached hereto where such disclosure would otherwise be appropriate, but only to the extent that it is reasonably apparent from the express language of such disclosure that it applies in such other Schedule. The information and disclosures contained in the Schedules attached hereto are intended only to qualify, limit and respond to the representations and warranties of the Company and the Principal Stockholder contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly incorporated, validly existing and in good standing under the Delaware Law with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. The copies of the Company's Certificate of Incorporation, as amended to date, certified by the Delaware Secretary of State, and of the Company's By-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Certificate of Incorporation or By-laws. The Company is duly qualified to do business as a foreign corporation in The Commonwealth of Massachusetts and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure to be so qualified would not have a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (a "MATERIAL ADVERSE EFFECT").

         2.3 CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

             (a) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, comprised of 14,918,500 shares of voting Common Stock and 81,500 shares of non-voting Common Stock. Of the authorized capital stock of the Company, 8,001,000 shares of voting Common Stock and 81,200 shares of non-voting Common Stock are duly and validly issued, outstanding, fully paid and non-assessable. SCHEDULE 2.3 attached hereto lists (i) the total number of outstanding shares of Common Stock of the Company and the names of each beneficial owner thereof and (ii) the total number of vested and unvested shares of Common Stock underlying outstanding stock options granted under the Company Stock Plan (as hereinafter defined) together with the exercise price for such shares and the name and position with the Company of the grantee of such options. Except as set forth in SCHEDULE 2.3, there are no other outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of the Company. None of the Company's capital stock has been issued in violation of any federal or state securities laws. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of the Company.

             (b) The Stockholders own beneficially and of record all of the Company Shares free and clear of any liens, restrictions or encumbrances. Such Company Shares, are, and as of the Effective Time will be, duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims.

         2.4 SUBSIDIARIES. The Company has no subsidiaries or investments in, or loans to, any other corporation, business or organization or entity.

         2.5 AUTHORITY OF THE COMPANY.

             (a) The Company has the requisite corporate, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument executed and delivered by the Company pursuant to or contemplated by this Agreement have been duly authorized by all necessary action of the Company and its stockholders and no other action on the part of the Company or its stockholders is required in connection therewith. No person (other than Gibelli) is entitled to appraisal rights, or notice thereof, in connection with the Merger under Delaware Law (it being understood that the Principal Stockholder has waived his appraisal rights pursuant to this Agreement).

             This Agreement and each agreement, document and instrument executed and delivered by the Company pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Company enforceable in accordance with their terms. The execution, delivery and performance by the Company of this Agreement and each such agreement, document and instrument:

                (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws of the Company;

                (ii) do not and will not result in the violation of any laws of the United States or any state or other jurisdiction applicable to the Company or require the Company to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                (iii) do not and will not result in a material breach of, constitute a material default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's assets or Common Stock, except as specifically identified on
     SCHEDULE 2.5(a).

             (b) The Principal Stockholder has the capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of him pursuant to or contemplated by this Agreement. This Agreement and each agreement, document and instrument executed and delivered by the Principal Stockholder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of the Principal Stockholder enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by the Principal Stockholder of this Agreement and each such agreement, document and instrument:

                (i) do not and will not result in a violation of any laws of the United States or any state or other jurisdiction applicable to the Principal Stockholder or require the Principal Stockholder to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                (ii) do not and will not result in a material breach of, constitute a material default under, require any consent under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any Stockholder is a party or by which the property of any Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of any Stockholder's assets, including, without limitation, the Company Shares held by such Stockholder.

             (c) Except as disclosed in SCHEDULE 2.5(c) hereto, there are no agreements or arrangements to which the Stockholders are parties relating to the business of the Company or to the Stockholders' rights and obligations as stockholders of the Company, or the rights and obligations of their designees as directors or officers of the Company. The Principal Stockholder does not own, directly or indirectly, on an individual or joint basis, any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Company, or any organization which has a contract or arrangement with the Company. The Principal Stockholder has not at any time transferred any of the capital stock of the Company held by or for him to any employee or consultant of the Company, which transfer constituted or could be viewed as compensation for services rendered to the Company by said employee or consultant.

         2.6 PROPERTIES. The Company does not own, and has never owned, any real property. The Company has good and valid title to or valid leasehold interests in all assets material to its business reflected on the Closing Date Balance Sheet, free and clear of all liens, claims or encumbrances of any nature, other than liens and encumbrances that do not materially detract from the value of the assets subject thereto or materially impair the operations of the Company. Except as set forth on SCHEDULE 2.6, all equipment included in such assets which is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted. The Company is not in violation of any safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, which violation would have a Material Adverse Effect, nor has the Company received any notice of any such violation.

         2.7 FINANCIAL STATEMENTS.

             (a) The Company has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 2.7(a):

                (i) an unaudited balance sheet of the Company as of December 31, 1999 and statements of income and cash flows for the year then ended (the "1999 FINANCIAL STATEMENTS");

                (ii) an audited balance sheet of the Company as of December 31, 2000 and statements of income, retained earnings and cash flows for the year then ended, certified by Feeley & Driscoll, independent public accountants; and

                (iii) the Closing Date Balance Sheet certified by each of the Company's President and Controller.

     Said financial statements have been prepared in accordance with GAAP (except, in the case of the 1999 Financial Statements, and Closing Date Balance Sheet, for the absence of items normally covered in footnotes) applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company at the dates of said statements and the results of its operations for the periods covered thereby, subject, in the case of the Closing Date Balance Sheet and related financial statements, to normal year-end adjustments.

             (b) As of the Effective Time, the Company does not and will not have any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of the Company or the conduct of its business prior to the Effective Time, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Closing Date Balance Sheet, or (ii) reflected in SCHEDULE 2.7(b).

         2.8 TAXES.

             (a) Except as set forth in SCHEDULE 2.8, the Company has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

             (b) Except as set forth in SCHEDULE 2.8, the Company has, in accordance with applicable law, timely filed all federal, state, local and foreign Tax returns required to be filed by it through the Closing Date, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. The Company has delivered to Buyer correct and complete copies of all federal, state, local and foreign income Tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company which were filed or received by the Company prior to the date hereof.

             (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company or the Principal Stockholder, threatening to assert against the Company any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file reports and returns that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has never entered into a closing agreement pursuant to Section 7121 of the Code.

             (d) There has not been any audit of any Tax return filed by the Company, no such audit is in progress, and the Company has not been notified by any Tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a Tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

             (e) The Company has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, and has never been required to file, a consolidated, combined or unitary Tax return with any other entity. The Company does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity. The Company is not a party to any Tax allocation or sharing agreement. The Company has never made an election under Section 341(f) of the Code.

             (f) The Company timely and properly elected to be an S corporation (within the meaning of Section 1361(a)(1) of the Code) on Form 2553 filed on May 12, 1999 with the IRS, and at all times since that date has continuously remained an S corporation. In addition, the Company has timely and properly elected to be an S corporation in every taxing jurisdiction that recognizes S corporations and where the Company is subject to Tax, and at all times since then has continuously remained an S corporation in such jurisdictions. The Company has not been taxable as anything other than an S corporation in each taxing jurisdiction that recognizes S corporations since April 29, 1999. Neither the Company, any Stockholder, nor any former stockholder of the Company has taken any action or made any filing that would terminate the Company's status as an S corporation for federal, state or local income Tax purposes. Neither the Internal Revenue Service nor any other taxing authority has ever challenged, disputed, or otherwise contested the Company's status as an S corporation for federal, state, or local income Tax purposes.

             (g) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.9 [INTENTIONALLY OMITTED].

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.10 attached hereto, since December 31, 2000 there has not been:

             (a) any change in the financial condition, properties, assets, liabilities, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company;

             (b) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company;

             (c) any mortgage, encumbrance or lien placed on any of the properties of the Company which will remain on the Closing Date;

             (d) any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation liabilities for Taxes due or to become due or contingent or potential liabilities relating to products or services provided by the Company or the conduct of the business of the Company since December 31, 2000 regardless of whether claims in respect thereof have been asserted), incurred by the Company other than obligations and liabilities incurred in the ordinary course of business (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

             (e) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business;

             (f) any material damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company;

             (g) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, other than the Stockholder Distribution;

             (h) any charge of employment discrimination or unfair labor practices involving the Company; any change in the compensation or bonus arrangements payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices (provided that any increase in such compensation or bonus arrangements since May 1, 2001 shall not be deemed in accordance with the usual practices of the Company);

             (i) any change with respect to the officers or management of the Company;

             (j) any payment or discharge of a material lien or liability of the Company not in the ordinary course of business;

             (k) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

             (l) any change in accounting methods or practices, credit practices or collection policies used by the Company;

             (m) any other material transaction entered into by the Company other than transactions in the ordinary course of business; or

             (n) any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         2.11 ORDINARY COURSE. Except as set forth in SCHEDULE 2.11, since December 31, 2000 and except for the Stockholder Distribution, the Company has conducted its business only in the ordinary course and consistently with its prior practices.

         2.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are described in SCHEDULE 2.12, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13 INTELLECTUAL PROPERTY.

             (a) Except as described in SCHEDULE 2.13(a), the Company has a license to use or exclusive ownership of all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, "INTELLECTUAL PROPERTY") used in the business of the Company as presently conducted. Except as set forth in SCHEDULE 2.13(a), all of the rights of the Company in such Intellectual Property are freely transferable except as would not have a Material Adverse Effect. To the knowledge of the Company or the Principal Stockholder, there are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof. The Company has the right to use, free and clear of claims or rights of other persons (except claims and rights under license agreements with customers entered into in the ordinary course of business), all customer lists, designs, computer software, systems, data compilations, research results and other information required for or incident to its business as presently conducted.

             (b) Except for off-the-shelf or packaged software utilized in the internal operations of the Company which are generally commercially available, all patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to the Company or used by the Company in its business as presently conducted, and all other items of Intellectual Property which are material to the business or operations of the Company, are listed in SCHEDULE 2.13(b). All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights relating to Intellectual Property owned by the Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction.

             (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property, other than licenses of "off-the-shelf" or packaged software utilized in the internal operations of the Company which are generally commercially available are listed in SCHEDULE 2.13(c). All such licenses or other agreements are in full force and effect, there is no material default by the Company or, to the knowledge of the Company or the Principal Stockholder, by any other party thereto, and, all of the rights of the Company thereunder are freely assignable except as would not have a Material Adverse Effect. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to Buyer.

             (d) All licenses or other agreements under which the Company has granted rights to others in Intellectual Property owned or licensed by the Company are listed in SCHEDULE 2.13(d). All of said licenses or other agreements are in full force and effect, there is no material default by the Company or, to the Company's or the Principal Stockholder's knowledge, by any other party thereto, and, all of the rights of Company thereunder are freely assignable except as would not have a Material Adverse Effect. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to Buyer.

             (e) The Company has used commercially reasonable efforts to establish and preserve its ownership and license of all Intellectual Property rights with respect to its products, services and technology (including source code). The Company has required all professional and technical employees, and other employees having access to valuable non-public information of the Company, to execute agreements under which such employees are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their employment with the Company and to maintain the confidentiality of all such information of the Company. The Company has not made any such information available to any person other than employees of the Company except pursuant to written agreements requiring the recipients to maintain the confidentiality of such information and appropriately restricting the use thereof. The Company has required all independent contractors who performed work on or relating to the Company's Intellectual Property to execute agreements under which such contractors are required to convey to the Company ownership of all inventions and developments conceived or created by them in the course of their work for the Company. Neither the Company nor the Principal Stockholder has knowledge of any infringement by others of any Intellectual Property owned by the Company.

             (f) To the Company's or Principal Stockholder's knowledge, the present business, activities and products of the Company do not infringe any Intellectual Property of any other person. No proceeding charging the Company with infringement of any adversely held Intellectual Property has been filed or, to the knowledge of the Company or the Principal Stockholder, is threatened to be filed. To the Company's or Principal Stockholder's knowledge, there exists no unexpired patent which includes claims that would be infringed by the products, activities or business of the Company. To the Company's or Principal Stockholder's knowledge, the Company is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company. Except as set forth in SCHEDULE 2.13(F), neither the Company nor, to the knowledge of the Company or the Principal Stockholder, any of its employees have any agreements or arrangements with any persons other than the Company related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's employees on behalf of the Company do not violate any such agreements or arrangements known to the Company.

         2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.14 (true and complete copies of which have been made available to Buyer), the Company is not a party to or subject to:

             (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

             (b) any employment contract or contract for services which requires the payment of more than $100,000 annually or which is not terminable within 30 days by the Company without liability for any penalty or severance payment;

             (c) any contract or agreement for the purchase of any commodity, material or equipment, except purchase orders in the ordinary course for less than $50,000 each, such orders not exceeding $200,000 in the aggregate;

             (d) any other contracts or agreements creating any obligations of the Company of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

             (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

             (f) any material contract or agreement (other than customer client contracts entered into in the ordinary course of business) which by its terms does not terminate or is not terminable without penalty by the Company or its successors within one year after the date hereof;

             (g) any contract or agreement for the sale or license of its products not made in the ordinary course of business;

             (h) any contract with any sales agent or distributor of products of the Company;

             (i) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

             (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

             (k) any license agreement (as licensor or licensee), other than licenses of "off-the-shelf" or packaged software utilized in the internal operations of the Company which are generally commercially available and other than as disclosed pursuant to Section 2.13;

             (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

             (m) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with it.

         The Company is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule and the Company or the Principal Stockholder have no knowledge of conditions or facts which, with notice or passage of time or both, would constitute a default, in either case where such default would have a Material Adverse Effect.

         2.15 LITIGATION. There is no litigation or governmental or administrative proceeding pending or, to the knowledge of the Company or the Principal Stockholder, threatened against the Company or its affiliates. To the knowledge of the Company or the Principal Stockholder, no investigation by any governmental or administrative proceeding is pending or threatened against the Company.

         2.16 COMPLIANCE WITH LAWS. The Company is in compliance in all respects with all applicable statutes, ordinances, orders, judgments, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or to the conduct of its business, and the Company has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation, except where such non-compliance would not have a Material Adverse Effect.

         2.17 INSURANCE. The physical properties and assets of the Company are insured to the extent disclosed in SCHEDULE 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, the Company is in material compliance with the terms thereof, and, except as set forth on SCHEDULE 2.17, no consent or notice is required to be obtained or given in connection with the transactions contemplated by this Agreement to keep such policies in full force and effect.

         2.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of the Company or the Principal Stockholder, threatened product liability, warranty or other similar claims or, to the knowledge of the Company or the Principal Stockholder, any facts upon which a material claim of such nature could be based, against the Company for products or services which are defective or fail to meet any product or service warranties. No material claim has been asserted against the Company in writing for renegotiation or price redetermination of any business transaction and, to the knowledge of the Company or the Principal Stockholder, there are no facts upon which any such claim could be based.

         2.19 POWERS OF ATTORNEY. Neither the Company nor the Principal Stockholder have any outstanding power of attorney.

         2.20 FINDER'S FEE. Except as set forth on SCHEDULE 2.20, neither the Company nor the Stockholders have incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         2.21 PERMITS; BURDENSOME AGREEMENTS. The Company has obtained all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "APPROVALS") required from federal, state or local authorities in order for the Company to conduct its business except where the failure to obtain such Approvals would not have a Material Adverse Effect. All such Approvals are valid and in full force and effect, and the Company is operating in substantial compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning.

         2.22 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company accurately record all corporate action taken by its stockholders and board of directors and committees. The copies of the corporate records of the Company, as made available to Buyer for review, are true and complete copies of the originals of such documents. The Company has made available for inspection and copying by Buyer and its counsel true and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         2.23 TRANSACTIONS WITH INTERESTED PERSONS. Neither the Company, nor, to the knowledge of the Company or the Principal Stockholder, any stockholder, officer, supervisory employee or director of the Company nor, to the knowledge of Company or the Principal Stockholder, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company.

         2.24 EMPLOYEE BENEFIT PROGRAMS.

             (a) SCHEDULE 2.24 sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, disability, supplemental retirement, severance, change of control or other benefit plans, programs or arrangements, whether written or otherwise, in each case, which are maintained, contributed to or sponsored by the Company or any person to that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code (an "ERISA AFFILIATE"), on behalf of current or former employees of the Company (collectively, the "BENEFIT PLANS"). With respect to each Benefit Plan, the Company has furnished or made available to Buyer a complete and accurate copy of (i) the plan document or other governing contract, as amended, (ii) the most recently distributed summary plan description and summary of material modifications, (iii) each trust or other funding agreement, (iv) the most recently filed IRS Form 5500, (v) the most recently received IRS determination letter, and (vi) the most recently prepared actuarial report and financial statements; it is specifically understood that the Company shall have provided to Buyer the foregoing documents with respect to its 401(k) plan prior to the Closing.

             (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with the requirements of ERISA, the Code and all other applicable law. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA involving any of the Benefit Plans that could subject Company to any material penalty or tax imposed under the Code or ERISA. The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any liability with respect to any employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, nor does it have a current or contingent obligation to, or ever had an obligation to, or have any other liability with respect to, contribute to any multiemployer plan (as defined in Section 3(37)(a) of ERISA).

             (c) There is no suit, action, litigation or written claim (excluding claims for benefits incurred in the ordinary course) that is pending or, to the knowledge of the Company or the Principal Stockholder, threatened with respect to any of the Benefit Plans. The Benefit Plans are not the subject of any pending (or to the knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any other governmental entity, and no matters are pending with respect to a Benefit Plan under any Internal Revenue Service voluntary compliance program. Each of the Benefit Plans which is intended to be "qualified" within the meaning of Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service and no event has occurred and no condition exists which could be reasonably expected to result in the revocation of any such determination letter. The Company does not maintain any welfare benefit fund within the meaning of Section 419 of the Code. With respect to any such Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "WELFARE PLAN") and except as specified in SCHEDULE 2.24, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code complies with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code,
(iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the applicable requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, and other applicable laws, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing.

         2.25 ENVIRONMENTAL MATTERS. To the Company's or Principal Stockholder's knowledge no Hazardous Materials (as hereinafter defined) have been generated, transported, used, disposed, stored or treated by the Company and, to the knowledge of the Company or the Principal Stockholder, no Hazardous Materials have been released, discharged, disposed, placed or otherwise caused to enter the soil or water within any real property leased or operated by the Company. To the Company's or Principal Stockholder's knowledge, no site operated or leased by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs (other than transformers), or any urea formaldehyde foam insulation. For purposes of this
Section 2.25, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "COMPANY" shall mean and include the Company and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         2.26 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.26 contains a true and complete list of all current directors and officers of the Company. The Principal Stockholder has not been involved in any matters described in Item 401(f) of Regulation S-K promulgated under the Securities Act. In addition, SCHEDULE 2.26 contains a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive compensation from the Company for the fiscal year ending December 31, 2001, in excess of $75,000. In each such case,
SCHEDULE 2.26 includes the current job title and aggregate annual compensation of each such individual. Except as set forth in SCHEDULE 2.26, the Company has no consultants and no contracts or arrangements with any consultants.

         2.27 DISCLOSURE. Since December 31, 2000, there has been no material adverse change in the assets, liabilities, results of operations, financial condition or business of the Company. To the Company's or Principal Stockholder's knowledge, the representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

         2.28 NON-FOREIGN STATUS. The Company is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

         2.29 [Intentionally Omitted].

         2.30 EMPLOYEES; LABOR MATTERS. The Company employs a total of approximately thirty-four (34) full-time employees and two (2) part-time employees. To the Company's or Principal Stockholder's knowledge, since April 1, 2001, no employee has provided written or oral notice of an intention to terminate his or her employment with the Company. The Company has not made any offers of employment since May 1, 2001. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it through the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither the Company nor Buyer will by reason of the transactions contemplated under this Agreement or any action taken by the Company prior to the Closing be liable to any of said employees for so-called "severance pay" or any similar payments, except as set forth in
SCHEDULE 2.30 and except as required by law. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. The Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours except where such non-compliance would not have a Material Adverse Effect. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to the Company's or Principal Stockholder's knowledge, threatened against or involving the Company. The Company has not received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company is, and at all times since incorporation has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.31 CUSTOMERS. SCHEDULE 2.31 sets forth each customer (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 10% of the sales of the Company for the twelve (12) months ended December 31, 2000 or the three months ended March 31, 2001 (collectively, the "CUSTOMERS"). No currently active customer has canceled, materially modified, or otherwise terminated its relationship with the Company, or has during the last twelve months decreased materially its usage of the services of the Company, nor to the knowledge of Company or the Principal Stockholder, has provided written or oral notice to the Company of its plan or intention to do any of the foregoing.

         2.32 STOCKHOLDER DISTRIBUTION. Except as reflected on the Closing Date Balance Sheet, all cash and all accounts receivable of the Company existing immediately prior to the Effective Time as reflected on SCHEDULE 2.32 hereto and all unbilled revenue for the Company for work performed prior to the Effective Time (the "Receivables") have been distributed to the Stockholders on a pro rata basis (based upon their ownership percentage of the Company Shares) on the day immediately preceding the Closing Date (the "STOCKHOLDER Distribution").

SECTION 3. INVESTMENT REPRESENTATIONS AND WARRANTIES OF THE
           PRINCIPAL STOCKHOLDER

         3.1 As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Principal Stockholder hereby makes to Buyer each of the representations and warranties set forth in this Section 3. The Principal Stockholder shall have no right of indemnity or contribution from the Company with respect to the breach of any representation or warranty under this Section 3.

         3.2 The Principal Stockholder hereby represents and warrants to Buyer that with respect to his receipt of the Purchase Shares hereunder:

             (a) The Principal Stockholder is acquiring the Purchase Shares for his own account, for investment, and not with a view to any "distribution" thereof within the meaning of the Securities Act. The Principal Stockholder is a resident of The Commonwealth of Massachusetts and the offer and sale of the Purchase Shares to him will take place in The Commonwealth of Massachusetts. The Principal Stockholder is knowledgeable and experienced in the making of investments of the type involved in the acquisition of the Purchase Shares pursuant to this Agreement and is able to bear the economic risk of loss of his investment in Buyer. The Principal Stockholder has been granted the opportunity to investigate the affairs of Buyer and to ask questions of and receive from its officers and employees (including questions regarding the terms and conditions of the offering of the Purchase Shares), and has availed itself of such opportunity either directly or through his authorized representative. The Principal Stockholder is an "accredited investors" as that term is defined in Rule 501 of Regulation D under the Securities Act.

             The Principal Stockholder understands that because the Purchase Shares have not been registered under the Securities Act or securities or "blue sky" laws of any jurisdiction, none of the Purchase Shares held by each of them may be sold unless such Purchase Shares are subsequently registered under the Securities Act or exemptions from such registration are available. The Principal Stockholder acknowledges and understands that he has no independent right to require Buyer to register the Purchase Shares, except as set forth herein. The Principal Stockholder understands that the certificate representing the Purchase Shares will bear a legend in substantially the form provided below (in addition to any legend required under applicable state securities laws):

                    "THE SHARES REPRESENTED HEREBY MAY NOT BE PLEDGED, SOLD OR IN ANY OTHER WAY TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS IN EFFECT AT THAT TIME, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT."

         Promptly upon the request of the Principal Stockholder upon a sale or transfer of the Purchase Shares, Buyer shall remove the foregoing legend from any certificate (or issue a new certificate therefor) representing Purchase Shares in connection with a sale of Purchase Shares pursuant to an effective registration statement covering such Purchase Shares or if the Company has received an opinion of counsel reasonably acceptable to Buyer that registration is not required.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Principal Stockholder to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to the Company and the Principal Stockholder contained in this Section 4.1.

         4.2 ORGANIZATION OF BUYER. Buyer is a corporation duly incorporated, validly existing and in good standing under the Delaware Law with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 CAPITAL STOCK OF BUYER. The authorized capital stock of Buyer consists of (i) 55,000,000 shares of common stock, $.001 per share, of which 18,089,338 shares were duly and validly issued and outstanding, fully paid and non-assessable as of March 20, 2001; and (ii) 5,000,000 shares of preferred stock, $1.00 per share, of which no shares are issued and outstanding. Except for options to purchase up to 4,199,749 shares of Buyer Stock which were granted under Buyer's 1996 Stock Plan and 1995 Stock Plan which remain outstanding and unexercised as of March 20, 2001, there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any shares of Buyer Stock. The Purchase Shares have been duly authorized and, when issued in accordance with the terms hereof, will be fully paid, non-assessable, and validly issued in accordance with all applicable federal and state securities laws and, except as contemplated under Section 1.6(b), will be free and clear of any and all liens, encumbrances, charges or claims.

         4.4 AUTHORITY OF BUYER. Buyer has the requisite corporate, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith.

         This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms. The execution, delivery and performance by Buyer of this Agreement and each such agreement, document and instrument:

                (i) do not and will not violate any provision of the Certificate of Incorporation or By-laws of Buyer;

                (ii) do not and will not result in the violation of any laws of the United States or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                (iii) do not and will not result in a material breach of, constitute a material default under, require any consent under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Buyer is a party or by which the property of Buyer is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of Buyer's assets or capital stock.

         4.5 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.6 SEC REPORTS. Buyer has filed all forms, reports, schedules, statements and documents required to be filed with the SEC since January 1, 2001 pursuant to the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and all rules and regulations promulgated thereunder. All forms, reports, schedules, statements and documents filed with the SEC since January 1, 2001 (collectively, the "SEC REPORTS") have been prepared and filed on a timely basis in accordance with the applicable requirements of the Securities Act and the Exchange Act, and all rules and regulations promulgated thereunder, and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The balance sheets (including the related notes) included in the SEC Reports are complete and correct in all material respects and fairly present the financial position of Buyer as of the respective dates thereof, and the other related statements (including the related notes) included therein are complete and correct in all material respects and fairly present the results of operations and cash flows of Buyer for the respective fiscal periods set forth therein in accordance with GAAP applied on a consistent basis, except in the case of interim financial statements for normal recurring and certain non-recurring audit adjustments necessary for a fair presentation of the financial position and operating results of Buyer for the interim periods which will not be materially adverse and for the omission of footnotes to said interim financial statements that would be required by GAAP.

         4.7 DISCLOSURE. Since April 17, 2001 (the date of the filing of Buyer's Annual Report on Form 10-K with the SEC), except as disclosed on SCHEDULE 4.7 hereto, there has been no material adverse change in the assets, liabilities, results of operations, financial condition or business of Buyer. To the knowledge of executive officers of Buyer, the representations, warranties and statements contained in this Agreement and in the certificates delivered by Buyer pursuant to this Agreement to the Company do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 5.  CONDITIONS.

         5.1 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Principal Stockholder contained in Sections 2 and 3 shall be true and correct as of the Closing Date; the Company and the Principal Stockholder shall, on or before the Closing, have performed all of their obligations hereunder which by the terms hereof are to be performed on or before the Closing; and the Company shall have delivered to Buyer a certificate of the Company's President dated as of the Closing Date to such effect.

             (b) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by McDermott, Will & Emery, as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions and documents in form satisfactory to such counsel as Buyer may reasonably require from the Company and the Principal Stockholder to evidence compliance with the terms and conditions hereof as of the Closing Date and the correctness as of the Closing Date of the representations and warranties of the Principal Stockholder and the Company and the fulfillment of their respective covenants.

             (c) OPINION OF COUNSEL. On the Closing Date, Buyer shall have received from Halley Gilbert, the General Counsel of the Company, an opinion as of said date in the form attached hereto as EXHIBIT C.

             (d) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, the Company or the Stockholders or any material adverse change in the laws or regulations applicable to the Company.

             (e) CONSENTS. The Company or the Principal Stockholder shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Principal Stockholder in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Buyer subsequent to the Closing except where the failure to make such filings or notifications would not have a Material Adverse Effect; and the Company, the Principal Stockholder and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement except where the failure to obtain such authorizations, waivers, consents or permits would not have a Material Adverse Effect. Without limitation of the foregoing, the Company shall obtain the following consents or waivers prior to the Closing:

                (i) LEASE AGREEMENT. The Company shall have obtained the written waiver of any notice requirements from Equity Office Properties Trust (the "LESSOR") under that certain Lease Agreement dated as of September 22, 2000 for the Company's office space located at 175 Federal Street, Boston, Massachusetts (the "Lease") as may be necessary to effect the Merger in accordance with the terms thereof, such that the rights and obligations of the Company thereunder shall inure to the benefit of the Surviving Corporation at the Effective Time.

                (ii) SILICON VALLEY BANK LOAN. The Company shall have terminated, and repaid in full all outstanding indebtedness under, that certain Loan and Security Agreement dated as of November 15, 2000 by an between Silicon Valley Bank ("SVB") and the Company (the "SVB LOAN AGREEMENT").

                (iii) LETTER OF CREDIT UNDER SUBLEASE AGREEMENT. The Company shall have assigned to Buyer the Standby Letter of Credit dated February 14, 2000 in the amount of $75,000 made in favor of the Company securing a sub-lease under the Lease.

             (f) RELEASE. The Company shall have delivered to Buyer a general release signed by the Principal Stockholder of all claims which he may have (in any capacity) against the Company in the form attached here to as EXHIBIT D.

             (g) EMPLOYMENT AGREEMENTS. On or before the Closing, the Company shall have terminated, and obtained a release of claims under, each of the following employment agreements: (i) the Employment Agreement dated June 1, 2000 by and between the Company and Michael J. Gilbert, (ii) the Employment Agreement dated June 1, 2000 by and between the Company and Alan Gilbert and (iii) the Employment Agreement dated June 1, 2000 by and between the Company and Kevin Geoffrey (the "EMPLOYMENT AGREEMENTS"). The Surviving Corporation shall have no obligations whatsoever under the Employment Agreements.

             (h) TERMINATION OF 401(K) PLAN. Effective as of the day preceding the date of the Closing (the "TERMINATION DATE"), the Company shall adopt corporate resolutions to (i) freeze participation and benefit accruals under the Extrio Corporation 401(k) Plan (the "COMPANY 401(K) PLAN") effective as of the Termination Date; (ii) amend the Company 401(k) Plan to comply with changes required by federal law (the "GUST REQUIREMENTS"); and (iii) terminate the Company 401(k) Plan, effective as of the Termination Date. As soon as practicable prior to the Closing, the Company shall contribute to the Company 401(k) Plan all contributions, including, but not limited to, employee deferrals and related matching contributions, required or necessary under the terms of the Company 401(k) Plan covering the benefits that have accrued up to the Termination Date, PROVIDED that contributions to be made with respect to the current pay period may be made within a reasonable period of time following the Closing. On the Closing Date, the Company shall provide to Buyer copies of (x) the corporate resolution(s) authorizing the amendment and termination of the Company 401(k) Plan as described herein and (y) the form termination amendment used by the Company 401(k) Plan's plan provider to comply with the GUST Requirements. It is understood and agreed that the Surviving Corporation may, solely in its discretion, cause to be filed with the Internal Revenue Service a request for a favorable determination letter with respect to the termination of the Company 401(k) Plan. All costs and fees incurred or associated with the termination of the Company 401(k) Plan and any such filing shall be borne by the Surviving Corporation.

             (i) STOCKHOLDER APPROVAL. The Agreement and the Merger shall have been approved by the stockholders of the -------------------- Company in accordance with Delaware Law.

             (j) CERTIFICATES OF GOOD STANDING. The Company shall, prior to the Closing Date, provide Buyer a certificate from the Secretary of State of the State of Delaware as to the Company's good standing and payment of all applicable franchise taxes.

             (k) EMPLOYMENT. The Principal Stockholder shall have accepted employment with Buyer as Managing Director, Healthcare Practice under mutually acceptable terms.

         5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDER. The obligation of the Company and the Principal Stockholder to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in Section 4 shall be true and correct as of the Closing Date; Buyer shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Buyer shall have delivered to the Company and the Principal Stockholder a certificate of the President or any Vice President of Buyer dated on the Closing to such effect.

             (b) APPROVAL OF THE COMPANY'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this agreement shall have been approved by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC, as counsel for the Company and the Principal Stockholder, and such counsel shall have received on behalf of the Company and the Principal Stockholder such other certificates and documents in form satisfactory to such counsel as the Company or the Principal Stockholder may reasonably require from Buyer to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Buyer and the fulfillment of its covenants.

             (c) NO LITIGATION. There shall have been no determination by the Company, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of material litigation, proceedings or other action against Buyer, the Company or the Principal Stockholder.

             (d) RELEASE. The Company shall have delivered to the Principal Stockholder a general release signed by on behalf of the Company of all claims which it may have against the Principal Stockholder in the form attached hereto as EXHIBIT E.

             (e) DELIVERY OF SHARES. Buyer shall have delivered to the Principal Stockholder stock certificates representing the Purchase Shares or a Certificate of Transfer Agent and Registrar, dated the Closing Date, as to the issuance and registration of the Purchase Shares.

             (f) LETTER OF CREDIT. Buyer shall have provided to SVB such collateral as is required by SVB in order to maintain the Standby Letter of Credit dated September 13, 2000 in favor of Lessor in full force and effect after the termination of the SVB Loan Agreement.

SECTION 6.  REGISTRATION RIGHTS.

         6.1 REGISTRABLE SECURITIES. The Purchase Shares, any shares of Buyer Stock to be issued in satisfaction of the Promissory Notes and any Buyer Stock or other securities issued or issuable with respect to any of the foregoing upon any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, sale of assets or similar event (collectively, "REGISTRABLE SECURITIES") may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other laws or pursuant to an exemption therefrom. Such Registrable Securities are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act. For the purposes of this Agreement, any shares of Registrable Securities will cease to be a Registrable Securities when (i) a registration statement covering such shares has been declared effective by the Securities and Exchange Commission (the "SEC") and all such shares have been disposed of pursuant to such effective registration statement; or (ii) such security is exchanged (without additional costs, expense or tax liability to the Stockholders) for an identical or substantially identical security which is or has been registered under the Securities Act.

         6.2 SHELF REGISTRATION.

             (a) Within fifteen (15) business days following the Closing (the "FILING DATE"), Buyer agrees to use its best efforts to file a "shelf" registration statement on Form S-3 pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the SEC with respect to the Registrable Securities (the "SHELF REGISTRATION"). Buyer agrees to use its good faith reasonable efforts to cause the Shelf Registration to be declared effective as soon as reasonably practicable after such filing, and upon effectiveness thereof, to keep the Shelf Registration continuously effective for a period of eighteen (18) months after the Closing Date (the "REQUISITE PERIOD"); PROVIDED, HOWEVER, the effectiveness of the Shelf Registration may be terminated at such time that (i) the shares covered by such registration statement are no longer Registrable Securities or (ii) the Stockholders hold in the aggregate less than 30,000 shares of Registrable Securities (as equitably adjusted to reflect any stock split, stock dividend, recapitalization, merger, reorganization or similar event affecting the capital stock of Buyer following the Closing Date) which can be sold within a single three month period pursuant to Rule 144 (or similar provision then in effect) under the Securities Act. Buyer's obligation in the preceding sentence to file the registration statement by the Filing Date is subject to day for day extension to the extent the Stockholders do not provide Buyer promptly, but in no event less than ten (10) days before the proposed filing date, all information relating to them necessary for inclusion in the registration statement as reasonably requested by Buyer. Buyer may postpone the filing of any registration statement required hereunder for a reasonable period of time, not to exceed ninety (90) days in the aggregate during the Requisite Period, if a Chief Executive Officer of Buyer determines reasonably and in good faith it would be seriously detrimental to Buyer and its stockholders for such registration to be effected at such time; PROVIDED that
(i) Buyer shall suspend sales under all pre-effective and effective registration statements filed pursuant to the Securities Act and shall not file on behalf of Buyer or any other security holder of Buyer any additional registration statements pursuant to the Securities Act during such period, (ii) Buyer and its officers and directors are prohibited from selling Buyer's Stock during this period and (iii) the Requisite Period shall be extended by the number of days of such delay.

             (b) Buyer further agrees, if necessary, to supplement or amend any Shelf Registration, as required by the registration form utilized by Buyer or by the instructions applicable to such registration form, or by the Securities Act, or the rules and regulations thereunder, and Buyer agrees to furnish to the holders of Registrable Securities copies of any such supplement or amendment prior to its being used and/or filed with the SEC. Buyer agrees to pay all expenses of the Shelf Registration including, without limitation, all (i) registration and filing fees (including, without limitation, fees and expenses
(A) with respect to filings required to be made with any securities exchange or market on which Registrable Securities are required hereunder to be listed, and
(B) in compliance with state securities or Blue Sky laws); (ii) printing expenses (iii) fees and disbursements of counsel for Buyer; and (iv) internal expenses of Buyer incurred in connection with the consummation of the transactions contemplated by Shelf Registration; PROVIDED, HOWEVER, that except as expressly set forth herein, in no event shall such expenses include underwriters' or broker dealers' discounts or commissions.

             (c) Buyer shall have the right at any time to require that the Stockholders suspend further open market offers and sales of Registrable Securities whenever, and for so long as a Chief Executive Officer of Buyer determines reasonably and in good faith that it would be seriously detrimental to Buyer and its stockholders for such registration to be used at such time (the "SUSPENSION RIGHT"). In the event that Buyer exercises the Suspension Right, such suspension will continue until such time a Chief Executive Officer of Buyer determines reasonably and in good faith that it would no longer be seriously detrimental to Buyer and its stockholders to permit such offers sales under the Shelf Registration. The Buyer will promptly give each Stockholder notice of any such suspension and will use its good faith reasonable best efforts to limit the length of the suspension to ninety (90) days. Notwithstanding any other provision of this Section 6, Buyer shall not exercise its Suspension Rights more than twice during any twelve month period during the Requisite Period. In addition, during any period when a suspension is in effect hereunder, Buyer will suspend the use of, or cause the suspension of the use of, and will not file or cause to be filed, any other registration statements on behalf of Buyer or any other security holder of Buyer. To the extent that Buyer exercises its Suspension Right such that use of the Shelf Registration is suspended for more than ninety (90) days in the aggregate, the Requisite Period shall be extended by the number of days by which such suspension exceeds ninety (90) days.

             (d) In connection with any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Buyer shall indemnify and hold harmless the Stockholders and their heirs, legal representatives, agents, attorneys and assigns, and each underwriter, broker or other person acting on behalf of the Stockholders and each person that controls any of the foregoing (the "STOCKHOLDER INDEMNIFIED PERSONS") against any losses, claims, damages or liabilities, joint or several (or actions in respect thereof), to which the Stockholder Indemnified Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading; PROVIDED, HOWEVER, that Buyer shall not be liable to the extent that statement or omission was made in reliance on written information furnished to Buyer by a Stockholder Indemnified Person specifically for inclusion in such registration statement, or (ii) any violation by Buyer of the Securities Act or state securities or Blue Sky laws applicable to Buyer and relating to action or inaction required of Buyer in connection with such registration or qualification under the Securities Act or state securities or Blue Sky laws; and Buyer will reimburse each Stockholder, Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 6.2(d) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Buyer, which consent shall not be unreasonably withheld.

             (e) In connection with any registration of Registrable Shares under the Securities Act pursuant to this Agreement, each Stockholder shall severally and not jointly indemnify and hold harmless Buyer, each director of Buyer, each officer of Buyer, each underwriter, broker or other person acting on behalf of Buyer and each person who controls any of the foregoing persons within the meaning of the Securities Act against any losses, claims, damages or liabilities joint or several (or actions in respect thereof), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein or otherwise filed with the SEC, any amendment or supplement thereto or any document incident to registration or qualification of any Registrable Shares, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any prospectus, necessary to make the statements therein in light of the circumstances under which they were made not misleading, to the extent, but only to the extent, such statement or omission was made in reliance on written information furnished to Buyer or such underwriter by such Stockholder for use in connection with such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; and such Stockholder will reimburse any legal or other expenses reasonably incurred by Buyer or any such director, officer or controlling person, employee or agent in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 6.2(e) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Stockholder, which consent shall not be unreasonably withheld; and PROVIDED, FURTHER, HOWEVER, that the maximum liability of such Stockholder under this
Section 6.2(e) shall be limited to an amount equal to the net proceeds received by such Stockholder upon the sale of Registrable Shares by such Stockholder pursuant to such registration, except in the case of fraudulent misrepresentation.

             (f) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 6.2(d) or
(e), such indemnified party will, if a claim in respect thereof is made against an indemnifying party, give written notice to the latter of the commencement of such action. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if such indemnified party shall have reasonably concluded that representation of such indemnified party or parties by the counsel retained by the indemnifying party or parties would be inappropriate due to actual or potential differing interests between such indemnified party or parties and any other party represented by such counsel in such proceeding.

             (g) If the indemnification provided for in this Section 6.2(d) through (f) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or action referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; PROVIDED, HOWEVER, that the maximum liability of a Stockholder under this Section 6(g) shall be limited to an amount equal to the net proceeds received by such Stockholder upon the sale of Registrable Shares by such Stockholder, except in the case of fraudulent misrepresentation. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

             (h) Except as disclosed in the Current Reports on Forms 8-K filed with the SEC on December 15, 1999, June 15, 2000 and December 27, 2000, Buyer has not granted registration rights to any person or entity pursuant to either an oral or written agreement.

             (i) Buyer acknowledges that the Principal Stockholder will not be deemed a Section 16 reporting person pursuant to the Exchange Act upon consummation of the transactions contemplated by this Agreement nor will Buyer cause the Principal Stockholder to become a Section 16 reporting person by virtue of a change of his role or position with Buyer without his consent.

             (j) Buyer will use its good faith reasonable efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or securities quotation system on which securities of the same class issued by Buyer are then listed.

SECTION 7.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         7.1 SURVIVAL OF WARRANTIES. Each of the representations and warranties, agreements, covenants and obligations herein or in any schedule, exhibit or certificate delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto; PROVIDED, HOWEVER, that such representations and warranties shall expire on the same dates as and to the extent that the rights to indemnification with respect thereto under Section 8 shall expire.

         7.2 BUYER OPTIONS.

             (a) At the Effective Time, each option to purchase shares of Common Stock (an "OPTION") outstanding under the Company's 2000 Equity Incentive Plan (the "COMPANY STOCK PLAN"), whether vested or unvested, shall be assumed by Buyer and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option (including, without limitation, any repurchase rights or vesting provisions) shares of Buyer Stock, except that (i) such Option shall be exercisable for that number of shares of Buyer Stock equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by a fraction, the numerator of which is the Per Share Merger Consideration (as hereinafter defined) and the denominator of which is the Fair Market Value on the Closing Date, rounded down to the nearest whole number of shares of Buyer Stock, and (ii) the per share exercise price for the shares of Stock issuable upon exercise of such assumed Option will be equal to the aggregate exercise price for the Common Stock purchasable pursuant to such Option immediately prior to the Effective Time divided by the number of full shares of Buyer Stock purchasable thereafter in accordance with the foregoing, rounded down to the nearest whole cent. As used herein, the "Per Share Merger Consideration" shall equal a fraction, the numerator of which is the sum of the Note Purchase Price and the aggregate value of the Purchase Shares (determined based on the Fair Market Value on the Closing Date) and the denominator of which is the Company Share Number. As soon as practicable after the Effective Time, Buyer shall deliver to holders of Options appropriate notice setting forth such holders' rights pursuant hereto. It is the intention of the parties that the Options assumed by Buyer qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent that such Options qualified as incentive stock options immediately prior to the Effective Time.

             (b) Buyer shall take all corporate action necessary to reserve and make available for issuance a sufficient number of shares of Buyer Stock for delivery under the Options assumed in accordance with this Section 7.2 and shall use its best efforts to cause such shares to be approved for quotation on the Nasdaq National Market. Within thirty (30) business days following the Effective Time, Buyer shall use good faith commercially reasonable efforts to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Buyer Stock subject to such Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as such Options remain outstanding.

         7.3 TAX RETURNS; TAX-FREE REORGANIZATION.

             (a) Buyer shall cooperate with the Stockholders, and provide reasonable access to the Surviving Corporation's books and records, to permit the Stockholders in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local Tax returns required to be filed by the Company or its Stockholders for all periods prior to and including the Closing Date; PROVIDED, HOWEVER, that copies of such Tax returns to be filed by the Company shall be delivered to Buyer for review and comment not less than ten (10) days prior to the filing date.

             (b) Each of Buyer and the Stockholders shall use their best efforts to cause the Merger to be treated as a reorganization within the meaning of
Section 368(a) of the Code and no party shall take any action that could reasonably be expected to cause the Merger not to be treated as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED that such best efforts shall not require a party hereto to modify the commercial terms of the transactions contemplated by this Agreement. The foregoing shall not be deemed to be a representation or warranty by Buyer that the Merger will in fact be treated as a reorganization within the meaning of Section 368(a) of the Code.

         7.4 NON-COMPETITION; NON-SOLICITATION.

             (a) In view of the fact that any activity of the Principal Stockholder in violation of the terms hereof would adversely affect Buyer and would deprive Buyer of the benefits of its bargain under this Agreement and to preserve the goodwill associated with the business of Buyer, the Principal Stockholder hereby agrees that, during his employment with Buyer or any Affiliate (as hereinafter defined) and, at the election of Buyer made within five (5) business days after the Termination Date (as hereinafter defined) and upon payment of the Non-Compete Payment (as hereinafter defined), for a period of one (1) year after the termination of his employment with Buyer (the "TERMINATION DATE"), he will not, without the express written consent of Buyer, directly or indirectly, anywhere in the United States, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than Buyer (or any Affiliate), and including any such business, organization or person involving, or which is, a family member of the Principal Stockholder, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted or offered by Buyer and any Affiliate which business, activities, products and services shall be deemed to be competitive if it includes the business of providing e-business services and Internet solutions and related consulting services and any other business activity engaged in, conducted by or in active planning by Buyer or any Affiliate on the date such Principal Stockholder's employment with Buyer and/or any Affiliate terminates. As used herein, the "NON-COMPETE PAYMENT" shall mean an amount equal to six (6) months of the highest base salary paid to the Principal Stockholder during the six-month period prior to the Termination Date which shall be payable on a bi-weekly basis over the six-month period immediately following the Termination Date in accordance with the standard employee payroll schedule of Buyer. In the event that Buyer fails to make any installment of the Non-Compete Payment within ten (10) days of the scheduled payment date, neither the Principal Stockholder nor Buyer shall have any further obligations under this Section 7.4(a) from and after such date, and in such event, for purposes of this Agreement, neither party shall be deemed to have breached this Section 7.4.

             (b) If the Principal Stockholder's employment with Buyer terminates for any reason, for a period of one year thereafter, the Principal Stockholder agrees that he will not, without the express consent of Buyer, directly or indirectly, (i) hire or engage or attempt to hire or engage, for or on behalf of himself or any other person, any officer or employee of Buyer or any Affiliate, or any former employee of Buyer or any Affiliate who was employed during the six
(6) month period immediately preceding the date of termination of the Principal Stockholder's employment with Buyer, or encourage, for or on behalf of himself or any other person, any such officer or employee to terminate his or her relationship or employment with Buyer or any Affiliate, or (ii) solicit, for or on behalf of himself or any other person, any client or strategic partner of Buyer or any Affiliate during the term of his employment with Buyer and diverting to any person any client or business opportunity of Buyer or any Affiliate.

             (c) Notwithstanding anything herein to the contrary, the Principal Stockholder may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than one percent (1%) of the equity of such enterprise.

             (d) The Principal Stockholder represents and warrants to Buyer that neither he nor any business entity controlled by him is a party to any contract, 1commitment, arrangement or agreement which could, following the date hereof, restrain or restrict Buyer or any Affiliate from carrying on its business, and as of the date of this Agreement, the Principal Stockholder has no business interests whatsoever in or relating to the businesses in which Buyer and any Affiliate is currently engaged, other than his or her interest in Company and interests in public companies of less than one percent (1%).

             (e) The parties acknowledge that the time, scope, geographic area and other provisions of this Section 7.4 have been specifically negotiated by sophisticated commercial parties and agree that (a) all such provisions are reasonable under the circumstances of the transactions contemplated hereby, (b) are given as an integral and essential part of the transactions contemplated hereby, and (c) but for the covenants of the Principal Stockholder contained in this Agreement, Buyer would not have entered into or consummated the transactions contemplated under the this Agreement. The Principal Stockholder has consulted with his counsel and has been advised in all respects concerning the reasonableness and proprietary of the covenants contained in this Section 7.4, with specific regard to the business to be conducted by Buyer and its Affiliates, and represents that the covenants contained in this Section 7.4 are intended to be, and shall be, fully enforceable and effective in accordance with its terms.

             (f) As used herein an "AFFILIATE" of Buyer shall mean any person or entity which directly or indirectly controls, is controlled by, or is under common control with Buyer.

         7.5 COLLECTION OF RECEIVABLES. Each of Buyer, the Company and the Principal Stockholder acknowledges that the Company has made the Stockholder Distribution. For a period of 90 days following the Closing (or such shorter period as determined by the Principal Stockholder upon notice to Buyer during such 90-day period), Buyer agrees to use its commercially reasonable efforts to invoice and collect all Receivables at no cost to the Stockholders. Buyer shall use commercially reasonable efforts to employ Kevin Brennan for such 90-day period as the individual responsible for the collection of the Receivables. All payments made by clients of the Surviving Corporation from whom Receivables are due shall be applied first to such Receivables until such Receivables are paid in full prior to being applied to any amount due from such clients to the Surviving Corporation, except as instructed by such client to the contrary. Buyer shall remit all payments collected against any Receivables by it to the Principal Stockholder (who shall distribute such payments pro rata to the Stockholders in accordance with their ownership interests in the Company immediately prior to the Closing) within five (5) business days of receipt of any such payment and, pending remittance, it shall hold such payments in a constructive trust for the benefit of the Stockholders.

         7.6 DANIELS & ASSOCIATES ENGAGEMENT AGREEMENT. Within 45 days of the Closing, the Principal Stockholder shall have paid in full all of the Company's obligations for compensation or otherwise under that certain letter agreement with Daniels & Associates, L.P. ("DANIELS") dated July 21, 2000 (the "DANIELS AGREEMENT").

         7.7 EMPLOYEES AND EMPLOYEE BENEFITS.

             (a) EMPLOYEES; SERVICE. The employees of the Company who remain employed with Surviving Corporation after the Closing Date (the "TRANSFERRED EMPLOYEES") shall have all periods of service with the Company prior to the Closing Date recognized as periods of service for all employment purposes at the Surviving Corporation, including vacation accruals and eligibility, vesting and benefit accruals under any Benefit Plan sponsored, maintained or contributed to by the Surviving Corporation. Buyer shall amend the Primix Solutions Inc. 401(k) Savings Plan to comply with the requirements of this Section 7.7(a).

             (b) WELFARE PLANS. The Surviving Corporation shall offer all Transferred Employees (and their spouses and dependents) coverage with immediate eligibility under any welfare plans (as defined in Section 3(1) of ERISA) sponsored, maintained or contributed to by the Surviving Corporation on the Closing Date, including the group medical plan and group dental plan, without a pre-existing condition limitation.

             (c) SURVIVING CORPORATION 401(K) PLAN. Transferred Employees shall be eligible to participate in Buyer's or the Surviving Corporation's Section 401(k) plan as set forth by the terms of the applicable plan document. As soon as reasonably practicable after the later of (x) termination of the Company 401(k) Plan or (y) receipt by the Surviving Corporation of a favorable determination upon termination of the plan (if any), participant account balances shall be eligible to be rolled over into Buyer's or Surviving Corporation's Section 401(k) plan.

         7.8 NOTICE OF APPRAISAL RIGHTS. Buyer shall provide to Gibelli a notice (and waiver) of appraisal rights as required under Section 262(d)(2) of the Delaware General Corporation Law, which notice shall be prepared, at the Principal Stockholder's expense, by counsel to the Company and the Principal Stockholder.

SECTION 8.  INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. Subject to the provisions of Section 8.2, the Principal Stockholder agrees subsequent to the Closing to indemnify and hold the Surviving Corporation, Buyer and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "BUYER INDEMNIFIED PARTY" and collectively the "BUYER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in the investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon:

             (a) any breach of any representation, warranty or covenant of the Company or the Principal Stockholder under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding arising from any breach of such representations, warranties or covenants;

             (b) any Negative Working Capital Deficit Adjustment and Uncollected Revenues with respect to which Buyer elected to exercise its Set-off Right, which in the aggregate exceed the October 1 Principal Payment due under the Promissory Notes;

             (c) any claims, liabilities or obligations arising under, related to or in connection with Gibelli's status as a stockholder or employee of the Company prior to the Effective Time, including, without limitation, claims and expenses related to appraisal rights under Delaware Law (other than any claims, liabilities or obligations arising under, related to or in connection with any breach by Buyer of any representation, warranty or covenant set forth in this Agreement or any schedule or exhibit hereto); or

             (d) any claims, liabilities or obligations arising under, related to or in connection with the Daniels Agreement or the Company Transaction Expenses.

         8.2 LIMITATIONS ON INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDER. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 8.1 (other than a claim of fraud) shall be subject to the following provisions:

             (a) No indemnification shall be payable to a Buyer Indemnified Party with respect to any claim asserted pursuant to Sections 8.1 (other than a claim pursuant to Section 8.1(c) or 8.1(d) or a claim for breach of Section 7.4 by the Principal Stockholder) after the first anniversary of the Closing Date (the "INDEMNIFICATION CUT-OFF DATE").

             (b) No indemnification shall be payable to any Buyer Indemnified Party except to the extent that the total of all claims for indemnification pursuant to Section 8.1(a) exceeds $25,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof, it being understood that claims asserted pursuant to Section 8.1(b), (c) or (d) shall not be subject to the foregoing deductible amount.

             (c) The maximum aggregate amount of indemnification payable pursuant to Section 8.1 to Buyer Indemnified Parties shall be $500,000; provided that claims asserted pursuant to Section 8.1(c) or (d) shall not be subject to the foregoing maximum amount. Any indemnification to which any Buyer Indemnified Party is entitled pursuant to Section 8.1 shall be paid, at the option of the Principal Stockholder, (A) in cash, (B) by set-off of the Promissory Note issued to the Principal Stockholder or (C) by the delivery of shares of Buyer Stock to such Buyer Indemnified Parties, which Buyer Stock shall be valued at the Fair Market Value on the date that Buyer delivers a notice of a claim for indemnification under this Section 8. Notwithstanding the foregoing, in no event shall the Principal Stockholder be required to deliver more than $150,000 in cash and the total number of Purchase Shares issued to him under this Agreement in satisfaction of all indemnification claims hereunder; PROVIDED, HOWEVER, under no circumstances shall the maximum amount of indemnification payable to Buyer Indemnified Parties pursuant to Section 8.1 (other than claims under Sections 8.1(c) or 8.1(d)) exceed $500,000.

             (d) No indemnification arising out of any breach or alleged breach of Section 2.7(b) shall be payable to any Buyer Indemnified Party to the extent that any undisclosed liability giving rise to such breach or alleged breach is reflected in the calculation of the Final Working Capital Deficit in accordance with Section 1.7, PROVIDED that the Negative Working Capital Deficit Adjustment and the Uncollected Revenues with respect to which Buyer elected to exercise its Set-off Right to which Buyer is entitled has been satisfied in full by the Set-off Right under Section 1.7(b) and 1.7(c) hereof. Notwithstanding the foregoing, to the extent that the amount due under the Promissory Notes is insufficient to satisfy the full amount of such Negative Working Capital Deficit Adjustment, Buyer shall be entitled to seek for such amount of indemnification under Section 8.1(b) hereof.

         8.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold the Stockholders and their respective heirs and legal representatives harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon:

             (a) any breach of any representation or warranty made by Buyer in this Agreement or in any certificate, schedule or exhibit delivered by Buyer pursuant hereto, or by reason of any claim, action or proceeding arising from any breach of such representations and warranties; or

             (b) any breach of or non-compliance with any covenant made by Buyer in this Agreement or in any certificate, schedule or exhibit delivered by Buyer pursuant hereto, or by reason of any claim, action or proceeding arising from any breach of such covenant.

         8.4 LIMITATION ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of Stockholders to indemnification under Section 8.3(a) (other than a claim of fraud) shall be subject to the following provisions:

             (a) No indemnification shall be payable with respect to claims asserted pursuant to Section 8.3(a) after the Indemnification Cut-Off Date.

             (b) No indemnification shall be payable pursuant to Section 8.3(a), except to the extent the total of all claims for indemnification pursuant to
Section 8.3(a) shall exceed $25,000 in the aggregate, whereupon the full amount of such excess shall be recoverable in accordance with the terms hereof.

             (c) The maximum aggregate amount of indemnification to be payable pursuant to Section 8.3(a) to the Stockholders shall be limited to $500,000.

         The parties acknowledge that the foregoing limitations shall not apply to any claims asserted pursuant to Section 8.3(b).

         8.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder promptly upon becoming aware of any such claim. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted. The failure to provide prompt notice as required by the preceding sentences shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within thirty (30) days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within thirty (30) days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense, and to compromise or settle such claim exercising reasonably business judgment. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if such indemnified party shall have reasonably concluded that representation of such indemnified party or parties by the counsel retained by the indemnifying party or parties would be inappropriate due to actual or potential differing interests between such indemnified party or parties and any other party represented by such counsel in such proceeding. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         8.6 SOLE AND EXCLUSIVE REMEDY. From and after the Closing, the sole and exclusive remedy of the parties hereto with respect to all monetary claims (other than a claim of fraud) relating to this Agreement or the transactions contemplated hereby shall be the indemnification provisions set forth in this
Section 8 and the indemnification provision set forth in Section 6; PROVIDED that the foregoing shall not limit Buyer's right to enforce its rights for a breach by the Principal Stockholder of the covenants set forth in Section 7.4 hereof.

SECTION 9.  MISCELLANEOUS.

         9.1 FEES AND EXPENSES. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement; PROVIDED that the Principal Stockholder shall bear the expenses of the Company incurred prior to Closing for services provided by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Feeley & Driscoll and Daniels in connection with the this Agreement and the transactions contemplated hereby (the "COMPANY TRANSACTION EXPENSES").

         9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of The Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         9.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

       To Buyer or the Surviving Corporation:   c/o Primix Solutions Inc.
                                                311 Arsenal Street
                                                Watertown, MA 02472
                                                Attn:    Chief Financial Officer
                                                Fax:     (617) 923-6565

       With a copy to
       (which shall not constitute notice):     McDermott, Will & Emery
                                                28 State Street
                                                Boston, MA 02109
                                                Attn:    John B. Steele, Esq.
                                                Fax:     (617) 535-3900

       To the Principal Stockholder:            Michael J. Gilbert
                                                175 Federal Street
                                                5th Floor
                                                Boston, MA  02110
                                                Fax:     (617) 462-2847

       With a copy to
       (which shall not constitute notice):     Mintz, Levin, Cohn, Ferris,
                                                Glovsky and Popeo, P.C.
                                                One Financial Center
                                                Boston, MA 02111
                                                Attn:    John R. Pomerance, Esq.
                                                Fax:     (617) 542-2241

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         9.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         9.5 ASSIGNABILITY: BINDING EFFECT. This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; PROVIDED that this Agreement may be assigned by Buyer after the Closing to a corporation or partnership controlling, controlled by or under common control with Buyer or its successor-in-interest acquiring all or substantially all of the assets and business of Buyer by purchase, merger or consolidation or otherwise. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         9.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         9.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         9.8 AMENDMENTS. This Agreement may not be amended or modified except by a writing duly and validly executed by Buyer, the Company and the Principal Stockholder. Compliance with any condition or covenant set forth herein be waived only by a writing duly executed by the party(s) for whose benefit the condition or covenant is stabilized.

         9.9 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

         9.10 PUBLICITY AND DISCLOSURES. Except as otherwise required by law or regulation, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer, the Company and the Principal Stockholder.

         9.11 CONSENT TO JURISDICTION. Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts of The Commonwealth of Massachusetts for all purposes hereunder. Each party further irrevocably waives any objection to proceeding before such courts based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that any proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

         9.12 SPECIFIC PERFORMANCE. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

         9.13 THIRD-PARTY BENEFICIARY The parties hereto acknowledge and agree that Gibelli is an intended third-party beneficiary hereunder.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                      BUYER:

                                      PRIMIX SOLUTIONS INC.



                                      By: /s/ DAVID W. CHAPMAN
                                         ------------------------------
                                      Name:    David W. Chapman
                                      Title:   Chief Financial Officer


                                      COMPANY:

                                      EXTRIO CORPORATION



                                      By: /s/ MICHAEL J. GILBERT
                                         --------------------------------
                                      Name:    Michael J. Gilbert
                                      Title:   President



                                      PRINCIPAL STOCKHOLDER:

                                      /s/ MICHAEL J. GILBERT
                                      --------------------------------
                                      Michael J. Gilbert